Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

SIMMONS FIRST NATIONAL CORPORATION

Pursuant to, and in accordance with, the Arkansas Business Corporation Act of 1987, the Articles of Incorporation of Simmons First National Corporation are hereby amended and restated as follows:

FIRST:            The name of this Corporation is

                                        SIMMONS FIRST NATIONAL CORPORATION.

SECOND:       The duration of this Corporation and the period of its existence shall be perpetual.

THIRD:           The nature of the business of this Corporation and the objects and purposes proposed to be transacted, promoted or carried on by it are as follows, to-wit:

(a) To act as a holding company and to acquire and own stock or other interest in other businesses of any lawful character, including specifically banks, mortgage loan and servicing businesses, factoring businesses, and other financially oriented businesses; and as shareholder or as owner of other interest in such businesses, to exercise all rights incident thereto;

(b) To do all things herein set forth, and in addition, all such other acts and things necessary or convenient or intended for the attainment of any of the purposes of this Corporation and to participate in, engage in, carry on and conduct any business that a natural person lawfully might or could do insofar as such acts and business undertakings are permitted to be done by a corporation organized under the general corporation laws of the State of Arkansas, with all powers conferred upon corporations, specifically or by inference, under the laws of the State of Arkansas.

FOURTH: The authorized capital stock of this Corporation shall consist of 175,000,000 shares of Class A Common Stock having a par value of $0.01 per share and 40,040,000 shares of Preferred Stock having a par value of $0.01 per share, with the powers, privileges, incidents, preferences and limitations hereinafter set forth below:

(a) Class A Common Stock:

The entire voting power of this Corporation shall be vested in the Class A Common Stock, and the holder of each share of the Class A Common Stock shall be entitled to one vote, in person or by proxy, for each share of such stock standing in the holder’s name on the books of the Corporation.

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(b) Preferred Stock:

The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of Preferred Stock, in series, and by filing a certificate pursuant to the applicable law of the State of Arkansas, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(1) The number of shares constituting that series and the distinctive designation of that series;

(2) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(5) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

(8) Any other relative rights, preferences and limitations of that series.

The aggregate liquidation preference of all shares of Preferred Stock shall not exceed $80,000,000. The aggregate liquidation preference may be allocated among shares in different series in such manner and amounts as the Board may determine in the resolution establishing such series.

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Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the common shares with respect to the same dividend period.

(c) General

(1) No shareholder of the Corporation shall because of the ownership of stock have a pre-emptive or other right to purchase, subscribe for, or take any part of the stock or any part of the notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase stock of the Corporation issued, optioned, or sold by it. Any part of the capital stock authorized by the Articles of Incorporation or any amendment thereto duly filed, and any part of the notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase stock of the Corporation may, at any time, be issued, optioned for sale, and sold or disposed of by the Corporation pursuant to resolution of its Board of Directors to such persons and upon such terms as to such Board may seem proper without first offering such stock or securities or any part thereof to existing shareholders.

(2) The Board of Directors of the Corporation shall have the power, at their discretion, to prepare and cause to be issued convertible bonds or debentures of the Corporation, whether or not secured by a sinking fund, pledge or other commitment, having such rights, conversion options into the Class A Common Stock of the Corporation, bearing such interest, having such maturity dates, with such restrictions, incidents, privileges, and characteristics, and in such amounts, total and individually, as may be determined by the Board of Directors to be appropriate for the corporate purposes.

FIFTH:            The Corporation shall not commence business until it has received consideration of the value of at least Three Hundred Dollars for the issuance of its shares of stock.

SIXTH:           The initial office of the Corporation shall be at Fifth and Main Streets in the City of Pine Bluff, Arkansas, and the name of the resident agent of the Corporation is George A. Makris, whose address is 501 Main Street, Pine Bluff, Arkansas, 71601.

SEVENTH:     The name and post office address of the incorporator is Wayne A. Stone, 10 Westridge Drive, Pine Bluff, Arkansas.

EIGHTH:         The Board of Directors of this Corporation shall consist of not less than five (5) nor more than twenty-five (25) persons, the exact number of directors within such minimum and maximum limits to be fixed and determined, from time to time, by resolution of majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof. Any vacancy in the Board of Directors for any reason, including an increase in the number thereof, may be filled by action of the Board of Directors.

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At each meeting of shareholders for the election of directors at which a quorum exists, each nominee for director shall be elected by a majority of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote on such nominee’s election; provided, however, that if the election of directors is contested, directors shall be elected by a plurality of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote thereon. A “majority of the votes cast” means the number of shares voted “for” a nominee’s election must exceed the number of shares voted “against” such nominee’s election, with abstentions and broker non-votes being disregarded. An election of directors shall be considered “contested” if the number of nominees for director is greater than the number of directors to be elected.

NINTH:           The affairs and business of this Corporation shall be controlled and conducted by the Board of Directors. The Board of Directors may make By-Laws for the management of the affairs and business of this Corporation, from time to time, and may amend or repeal such By-Laws. In addition, the Corporation and Board of Directors shall have all the powers provided for boards of directors and corporations under the laws of the State of Arkansas, including, but not limited to, the power to create an Executive Committee from among their number, to provide for the day-to-day management and operations of the Corporation’s affairs.

TENTH:          The private property of the stockholders shall not be subject to the payment of the corporate debts to any extent whatsoever.

ELEVENTH: (a) In addition to any affirmative vote required by law, and except as otherwise expressly provided in this Article:

(1) any merger or consolidation of the Corporation with or into any other Corporation; or

(2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the property and assets of the Corporation; or

(3) the adoption of any plan or proposal of liquidation or dissolution of the Corporation; or

(4) any reclassification of the Corporation’s securities (including any stock split);

shall require the affirmative vote of the holders of at least 80% of the outstanding Voting Shares, unless such Business Combination is approved by 80% of the Continuing Directors (as hereinafter defined) of the Corporation. Such affirmative vote of the shareholders or directors shall be required, notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified, by law or in any agreement or otherwise.

(b) The provisions of section (a) of this Article shall not be applicable to any Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provisions of these Articles of Incorporation, if any, if such transaction has been approved by 80% of the Continuing Directors of the Corporation.

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(c) For purposes of this Article:

(1) “Business Combination” means any transaction which is referred to in any one or more paragraphs (1) through (4) of section (a) of this Article.

(2) “Person” includes a natural person, corporation, partnership, association, joint stock company, trust, unincorporated association or other entity. When two or more Persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of common stock, such syndicate or group shall be deemed a Person for purposes of this Article.

(3) “Interested Stockholder” means any Person (other than the Corporation), any Subsidiary (as hereinafter defined) or any Employee Stock Ownership Trust or other compensation plan of the Corporation, who or which as of any date immediately prior to the consummation of any transaction described in this Article:

(i) is the beneficial owner, directly or indirectly, of more than 10% of the Voting Shares; or

(ii) is an Affiliate of the Corporation and at any time within two years prior thereto was the beneficial owner, directly or indirectly, of not less than 6% of the then outstanding Voting Shares.

(4) “Tender Offer” means a tender offer for cash made in accordance with the then applicable rules and regulations of the Securities and Exchange Commission issued pursuant to Section 14(d) of the Securities Exchange Act of 1934, as amended.

(5) “Beneficial Ownership” means any right or power through any contract, arrangement, understanding, relationship or otherwise to exercise, directly or indirectly, (1) voting power, which includes the power to vote, or to direct the voting of, the Voting Shares, or (2) investment power, which includes the power to dispose of, or to direct the disposition of, the Voting Shares.

Notwithstanding the foregoing, Beneficial Ownership shall not include (1) ownership by a registered broker holding shares of Voting Shares in its street name for customers, or (2) ownership by an employee plan maintained for the Company’s employees, provided that each employee is entitled to vote the shares in the trust which are allocable to him.

(6) A person shall be a “beneficial owner” of any Voting Shares:

(i) which such Person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

(ii) which such Person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding, or

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(iii) which are beneficially owned, directly or indirectly, by any other Person with which such first mentioned Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Voting Shares.

(7) An “Affiliate” of, or a Person “affiliated” with, a specified Person, is a Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with the Person specified.

(8) The term “Associate” used to indicate a relationship with any Person means (1) any corporation or organization (other than the Corporation or a majority-owned subsidiary of the Corporation) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, or (3) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

(9) The outstanding Voting Shares shall include shares deemed owned through application of paragraph (6) of section (c) above, but shall not include any other Voting Shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants, or options, or otherwise.

(10) “Proponent” means any Person (or its Affiliates or Associates) which makes any Tender Offer for the Voting Shares or proposes any Business Combination directly affecting the Corporation or its subsidiaries.

(11) “Continuing Directors” means the incumbent directors of the Corporation on the date immediately preceding the date the Proponent (or its Affiliates or Associates) became an Interested Stockholder. In the event the Proponent (or its Affiliates or Associates) is not an Interested Stockholder, then all directors of the Corporation shall be Continuing Directors.

(12) “Subsidiary” shall mean a corporation of which a majority of each class of equity is owned, directly or indirectly, by the Corporation.

(13) “Voting Shares” means any and all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

(d) A majority of the Continuing Directors shall have the power and duty to determine for the purposes of this Article on the basis of information known to them, (1) if a Business Combination is proposed by or on behalf of an Interested Stockholder or Affiliate of an Interested Stockholder, (2) the number of Voting Shares beneficially owned by any Person, (3) whether a person is an Affiliate or Associate of another, or (4) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in paragraph (6) of section (c) above.

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(e) Nothing contained in this Article shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law. The Board of Directors is specifically authorized to seek equitable relief, including an injunction, to enforce the provisions of the Article.

TWELFTH:    (a) Every person who was or is a party of, is threatened to be made party to, or is involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation (or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise) shall be indemnified and held harmless to the fullest extent legally permissible under and pursuant to any procedure specified in the Arkansas Business Corporation Act of 1987, as amended and as the same may be amended hereafter, against all expenses, liabilities and losses (including attorney’s fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right that may enforced in any lawful manner by such person, and the Corporation may in the discretion of the Board of Directors enter into indemnification agreements with its directors and officers. Such right of indemnification shall not be exclusive of any other right which such director or officer may have or hereafter acquire and, without limiting the generality of such statement, he shall be entitled to his rights of indemnification under any agreement, vote of stockholders, provision of law or otherwise, as well as his rights under this section.

(b) The Board of Directors may cause the Corporation to purchase and maintain insurance on behalf of any person who is, or was, a director of officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation or as its representative in a partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

(c) Expenses incurred by a director or officer of the Corporation in defending a civil or criminal action, suit or proceeding by reason of the fact that he is, or was, a director or officer of the Corporation (or is or was serving at the Corporation’s request as a director or officer of another corporation or as its representative in a partnership, joint venture, trust or other enterprise) shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding (1) upon authorization (i) by the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to the action, suit or proceeding, (ii) if such a quorum is not obtainable or, even if obtainable, if a quorum of disinterested directors so directs, then by independent legal counsel in a written opinion, or (iii) by the shareholders; and (2) upon receipt of an undertaking by, or on behalf of, such person to repay such amount, if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized by relevant provisions of the Arkansas Business Corporation Act of 1987 as the same now exists or as it may hereafter be amended.

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(d) If any provision of this Article or the application thereof to any person or circumstance is adjudicated invalid, such invalidity shall not affect other provisions or applications of this Article which lawfully can be given without the invalid provision of this Article.

THIRTEENTH: In the event of any Tender Offer, merger offer or other acquisitive offer for the shares or assets of the Corporation or any of its subsidiaries, then, in addition to any other action required by law, the Board of Directors shall consider the following factors in evaluating such offer, prior to making any recommendation with respect to such offer:

(a) The likely impact of the proposed acquisitive transaction on the Corporation, its subsidiaries, its shareholders, its employees and the communities served by the Corporation and its subsidiaries;

(b) The timeliness of the offer and proposed transaction considering the current business climate and the current business activities and plans of the Corporation and its subsidiaries;

(c) The possibility of any legal defects, including but not limited to bank and bank holding company regulatory matters, in the offer of proposed transaction;

(d) The risk of non-consummation of the offer due to inadequate financing, failure to obtain regulatory approval or such other risks as the Board may identify;

(e) The current market price of the stock and the assets of the Corporation and its subsidiaries;

(f) The book value of the stock of the Corporation;

(g) The relationship of the proposed price in the offer to the Board’s opinion of the current value of the Corporation and its subsidiaries in an independently negotiated transaction;

(h) The relationship of the proposed price in the offer to the Board’s opinion of the future value of the Corporation and its subsidiaries as an independent entity; and

(i) Any other factors which the Board deems pertinent.

No director who is an Affiliate or Associate (as defined in Article Eleventh above) of the offeror shall participate in any manner whatsoever in the above evaluation of the offer.

FOURTEENTH: Any amendment, repeal or modification of any of the terms of the Articles of Incorporation of the Corporation shall, in addition to all other requirements of law, require the approval of 80% of the shares entitled to vote on such amendment, repeal or modification, unless such amendment, repeal or modification shall have been approved by an affirmative vote of 80% of the Continuing Directors of the Corporation (as defined in Article Eleventh above).

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FIFTEENTH: The Corporation elects to be governed by and subject to the Arkansas Business Corporation Act of 1987.

SIXTEENTH: To the fullest extent permitted by the Arkansas Business Corporation Act of 1987, as it now exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

SEVENTEENTH: Reserved

EIGHTEENTH: There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Series D Preferred Stock, Par Value $0.01 Per Share”, having 767 authorized shares.

The Certificate of Designations and Standard Provisions attached hereto as Exhibit 1 shall set forth the terms of such Series D Preferred Stock, Par Value $0.01 Per Share.

IN WITNESS WHEREOF, the President of the Corporation has set his hand this 14th day of July, 2021.

SIMMONS FIRST NATIONAL CORPORATION

By	/s/ Robert A. Fehlman
Robert A. Fehlman, President

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EXHIBIT 1

[CERTIFICATE OF DESIGNATIONS AND STANDARD PROVISIONS BEGINNING ON NEXT PAGE]

CERTIFICATE OF DESIGNATIONS

OF

SERIES D PREFERRED STOCK, PAR VALUE $0.01 PER SHARE

OF

SIMMONS FIRST NATIONAL CORPORATION

Simmons First National Corporation, a Corporation organized and existing under the laws of the state of Arkansas (herein called the “Corporation” or the “Issuer”), does hereby certify:

That, pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Amended and Restated Articles of Incorporation and Bylaws of the Corporation, and pursuant to Section 4-27-602 of the Arkansas Business Corporation Act of 1987, as amended, the Board of Directors adopted the following resolutions at a regular meeting held on October 17, 2019, creating a series of 767 shares of Preferred Stock, par value $0.01 per share, of the Issuer designated as “Series D Preferred Stock, Par Value $0.01 Per Share”:

RESOLVED, that pursuant to the authority expressly granted and vested in the Board of Directors in accordance with the provisions of its Amended and Restated Articles of Incorporation and Bylaws of the Corporation and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

1.            Designation and Number of Shares. There is hereby created out of the authorized, unissued, and currently undesignated shares of preferred stock of the Issuer a series of preferred stock designated as the Series D Preferred Stock, Par Value $0.01 Per Share (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock is 767.

2.            Standard Provisions. The Standard Provisions contained in Schedule A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

3.            Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Schedule A hereto) as defined below:

(a)            “Common Stock” means the Class A Common Stock, par value $0.01 per share, of the Issuer.

(b)            “Junior Stock” means the Common Stock and any other class or series of stock of the Issuer the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution, or winding up of the Issuer.

(c)            “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

(d)            “Redemption Amount” means $1,000 per share of Designated Preferred Stock.

(e)            “Parity Stock” means any class or series of stock of the Issuer (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Issuer (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(f)            “Undesignated Preferred Stock” means the undesignated shares of preferred stock of the Issuer, which the Board of Directors is authorized to issue in one or more series with such powers, preferences and relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions, as may be determined in the Board of Director’s sole discretion without further authorization by the shareholders.

4.            Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

IN WITNESS WHEREOF, Simmons First National Corporation has caused this Certificate of Designations to be signed by George A. Makris, Jr., its Chairman and Chief Executive Officer, and Patrick A. Burrow, its Secretary, has affixed its corporate seal hereto and attested said seal on this 29th day of October, 2019.

SIMMONS FIRST NATIONAL CORPORATION

By:	/s/ Patrick A. Burrow	By:	/s/ George A. Makris, Jr.
Name:	Patrick A. Burrow	Name:	George A. Makris, Jr.
Title:	Executive Vice President,	Title:	Chairman and Chief Executive Officer
General Counsel and Secretary
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Schedule A

STANDARD PROVISIONS

1.             General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of the Section of these Standard Provisions titled “Redemption”. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation, or winding up of the Issuer.

2.              Standard Definitions. As used herein, the definitions set forth in the Certificate of Designations to which this Schedule A is attached and the following definitions shall apply with respect to Designated Preferred Stock:

(a)            “Applicable Dividend Rate” means 6.75 percent per annum.

(b)            “Business Combination” means a merger, consolidation, statutory share exchange, or similar transaction that requires the approval of the Issuer’s shareholders.

(c)            “Business Day” means any day except Saturday, Sunday, and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(d)            “Bylaws” means the bylaws of the Issuer as amended from time to time.

(e)            “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(f)            “Charter” means the Issuer’s Amended and Restated Articles of Incorporation, or similar organizational document, as amended from time to time.

(g)            “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

(h)            “Dividend Period” has the meaning set forth in the subsection of these Standard Provisions titled “Rate.”

(i)            “Dividend Record Date” has the meaning set forth in the subsection of these Standard Provisions titled “Rate.”

(j)            “Effective Time” has the meaning set forth in the Merger Agreement.

(k)            “Issue Date” means the date on which the Effective Time occurs.

(l)            “Liquidation Preference” has the meaning set forth in the subsection of these Standard Provisions titled “Voluntary or Involuntary Liquidation” of the Section titled “Liquidation Rights.”

(m)            “Merger Agreement” means the Agreement and Plan of Merger, dated July 30, 2019, by and between the Issuer and The Landrum Company.

(n)            “Original Issue Date” means October 1, 2016, the date on which The Landrum Company first issued Preferred Stock, no par value, Series E.

(o)            “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, or trust.

(p)            “Preferred Stock” means any and all series of preferred stock of the Issuer, including the Designated Preferred Stock.

(q)            “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in the subsection of these Standard Provisions titled “General” of the Section titled “Voting Rights,” any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

3.             Dividends.

(a)            Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as, and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of net income or retained earnings, non-cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on the Liquidation Amount per share of Designated Preferred Stock. Such dividends shall be payable annually in one or more installments as may be determined by the Board of Directors in its sole discretion. Each calendar year shall be a “Dividend Period,” provided that the initial Dividend Period shall be the period from and including January 1, 2020 through and including December 31, 2020.

For purposes of proration, dividends that are payable on Designated Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are declared will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Issuer on the applicable record date or, if no date is fixed by the Board of Directors or any duly authorized committee of the Board of Directors, the date on which the Board of Directors or any duly authorized committee of the Board of Directors acted to declare the dividend (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

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Holders of Designated Preferred Stock will not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section of these Standard Provisions (subject to the other provisions of the Certificate of Designations).

(b)            Non-Cumulative. Dividends on shares of Designated Preferred Stock are non-cumulative. If the Board of Directors or any duly authorized committee of the Board of Directors does not declare a dividend on the Designated Preferred Stock in respect of any Dividend Period, the holders of Designated Preferred Stock will have no right to receive any dividend for such Dividend Period, and the Issuer will have no obligation to pay a dividend for such Dividend Period, whether or not dividends are declared for any subsequent Dividend Period with respect to the Designated Preferred Stock.

(c)            Priority of Dividends. Subject to the provisions of the immediately following paragraph, so long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock, or Parity Stock shall be, directly or indirectly, purchased, redeemed, or otherwise acquired for consideration by the Issuer or any of its subsidiaries unless all dividends on all outstanding Designated Preferred Stock for the current Dividend Period have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases, or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice; (ii) the acquisition by the Issuer or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Issuer or any of its subsidiaries), including as trustees or custodians; and (iii) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Issue Date or any subsequent agreement for the accelerated exercise, settlement, or exchange thereof for Common Stock.

Notwithstanding the provisions of the immediately preceding paragraph, dividends on Junior Stock may be paid to the holders thereof even if the entire annual dividends on the Designated Preferred Stock for a Dividend Period have not been declared and paid, subject to the limitations set forth in this paragraph. If the holders of the shares of Designated Preferred Stock have received from the Issuer for the Dividend Period the per share dividend amounts indicated in the table set forth immediately below, up to and including the indicated calendar quarters within the Dividend Period, then the Board of Directors may declare and the Issuer may pay dividends on all Junior Stock, in the aggregate, up to the funds legally available for such payment. For the initial Dividend Period, the percentages in the table below shall be pro-rated in the manner provided for in the subsection of these Standard Provisions titled “Rate” above.

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Calendar Quarter within the Dividend Period	Aggregate Percentage of Liquidation Amount Paid as Dividends on Shares of Designated Preferred Stock, per Share, for the Dividend Period
January 1 to March 31	1.6875 percent of the Liquidation Amount
April 1 to June 30	3.375 percent of the Liquidation Amount
July 1 to September 30	5.0625 percent of the Liquidation Amount
October 1 to December 31	6.750 percent of the Liquidation Amount

For the avoidance of doubt, the following example illustrates the provisions of the immediately preceding paragraph and accompanying table. Assume the Issuer declares and pays a $10.00 per share dividend on January 15, and a $25.00 per share dividend on April 10, on each share of Designated Preferred Stock, and declares no other dividends on the Designated Preferred Stock during the Dividend Period. Under these circumstances, during the period January 1 through March 31 no dividends may be declared or paid on the shares of Junior Stock because the dividends paid on the Designated Preferred Stock for that calendar quarter amount to only 1.00 percent of the Liquidation Amount. As of April 10, the aggregate dividends paid on the Designated Preferred Stock for the Dividend Period amount to 3.50 percent per share, so for the period of April 10 through June 30 the Issuer may declare and pay on the Junior Stock an aggregate dividend up to the funds legally available for such payment. From July 1 through December 31 no additional dividends on the shares of Junior Stock may be declared or paid because the aggregate dividends declared and paid on the shares of Designated Preferred Stock for the Dividend Period equal only 3.50 percent of the Liquidation Amount.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) in full upon the Designated Preferred Stock and any shares of Parity Stock, all dividends on the Designated Preferred Stock and all such Parity Stock shall be declared pro-rata so that the respective aggregate amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the shares of Designated Preferred Stock and all Parity Stock in a Dividend Period, in the aggregate, bear to each other (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends).

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities, or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

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Notwithstanding the foregoing, in the event that (i) the Issuer is a party to a merger or consolidation with another corporation, and (ii) the terms of the plan of merger or consolidation provide that shares of Junior Stock will be exchanged for consideration other than shares of the Issuer, and (iii) the merger or consolidation is approved by the affirmative vote or consent of holders of at least a majority of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, then in those circumstances the exchange for shares of Junior Stock may occur even if (a) some or all of the consideration is for cash or other non-share consideration, and (b) some or all of the dividends on all outstanding shares of Designated Preferred Stock for the current Dividend Period have not been declared and paid in full.

(d)            Limitations on Dividend Payments. The Holders of shares of the Designated Preferred Stock shall not be entitled to receive dividends to the extent that the declaration of and/or payment of such dividends is prohibited by applicable law or regulation.

4.             Liquidation Rights.

(a)            Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution, insolvency, receivership, or other winding up of the affairs of the Issuer, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Issuer or proceeds thereof (whether capital or surplus) available for distribution to shareholders of the Issuer, subject to the rights of any creditors of the Issuer, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other shares of the Issuer ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any declared and unpaid dividends on each such share (such amounts collectively, the “Liquidation Preference”).

(b)            Partial Payment. If in any distribution described in the above subsection titled “Voluntary or Involuntary Liquidation” the assets of the Issuer or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other shares of the Issuer ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c)            Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other shares of the Issuer ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Issuer shall be entitled to receive all remaining assets of the Issuer (or proceeds thereof) according to their respective rights and preferences.

(d)            Merger, Consolidation, and Sale of Assets Not Liquidation. For purposes of this Section, the merger or consolidation of the Issuer with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities, or other property for their shares, or the sale, lease, or exchange (for cash, securities, or other property) of all or substantially all of the assets of the Issuer, shall not constitute a liquidation, dissolution, or winding up of the Issuer.

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(e)            Subordination to Creditors. Any distributions to the holders of the Designated Preferred Stock as payment, in whole or in part, of the Liquidation Preference shall be subordinated to the payment in full of the claims of general creditors and subordinated debt holders of the Issuer.

5.             Redemption.

(a)            Optional Redemption. The Issuer, at its option, subject to any required regulatory approvals including, but not limited to, any required prior approval of the Board of Governors of the Federal Reserve System, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in the subsection of this Section titled “Notice of Redemption,” at a redemption price equal to the sum of (i) the Redemption Amount per share and (ii) the amount equal to any declared and unpaid dividends plus any dividends payable but unpaid for the then current Dividend Period to, but excluding, the date fixed for redemption (regardless of whether any dividends are actually declared for that Dividend Period).

Notwithstanding the foregoing, no redemption of the Designated Preferred Stock may occur prior to the fifth anniversary of the Original Issue Date, provided, however, that if the Designated Preferred Stock no longer constitutes additional tier 1 capital of the Issuer, then redemption of the Designated Preferred Stock may be made at any time, but in all cases subject to any required prior approval of the Board of Governors of the Federal Reserve System.

For purposes of this Section, the determination of dividends that are payable as of the effective date of any redemption shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month, for the period extending from and including the first day of the Dividend Period through, but excluding, the date fixed for redemption.

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Issuer or its agent. Any declared but unpaid dividends for the then current Dividend Period payable to holders of record as of the Dividend Record Date that is prior to the redemption date shall be paid to the holder of record of the redeemed shares on such Dividend Record Date.

(b)            No Sinking Fund; No Guarantees; No Mandatory Redemptions. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund, or other similar provisions. The Issuer shall not guarantee or otherwise secure or enhance any of the rights or preferences of the holders of Designated Preferred Stock beyond those rights and privileges created in this Certificate of Designations. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any Designated Preferred Stock.

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(c)            Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Issuer. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of shares of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d)            Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro-rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e)            Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Issuer, in trust for the pro-rata benefit of the holders of the shares called for redemption, with a federally insured depository institution, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Issuer, after which time the holders of the shares so called for redemption shall look only to the Issuer for payment of the redemption price of such shares.

(f)            Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased, or otherwise acquired by the Issuer shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Undesignated Preferred Shares other than the Designated Preferred Stock).

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6.            Conversion. Holders of Designated Preferred Stock shall have no right to exchange or convert such shares into any other securities.

7.             Voting Rights.

(a)            General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth herein or as otherwise from time to time required by law.

(b)            Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Charter, the vote or consent of the holders of at least a majority of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)            Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize, or create, or increase the authorized amount of, or designate any new class of shares or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Issuer ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Issuer;

(ii)            Amendment of Designated Preferred Stock. Any amendment, alteration, or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by the subsection of these Standard Provisions titled “Share Exchanges, Reclassifications, Mergers, and Consolidations,” any amendment, alteration or repeal by means of a merger, consolidation, or otherwise) so as to adversely affect the rights, preferences, privileges, or voting powers of the Designated Preferred Stock; or

(iii)            Share Exchanges, Reclassifications, Mergers, and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Issuer with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Issuer is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole; provided, however, that for all purposes of this subsection, any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Issuer to other persons prior to the Issue Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution, or winding up of the Issuer will not be deemed to adversely affect the rights, preferences, privileges, or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of Designated Preferred Stock.

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(c)            Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to the subsection hereof titled “Class Voting Rights as to Particular Matters” of this Section if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such subsection, all outstanding shares of Designated Preferred Stock have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption.

(d)            Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and, if applicable, the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

8.            Record Holders. To the fullest extent permitted by applicable law, the Issuer and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Issuer nor such transfer agent shall be affected by any notice to the contrary.

9.            Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, the Charter, the Bylaws, or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

10.            No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Issuer, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights, or options, may be designated, issued, or granted.

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11.            Replacement Certificates. The Issuer shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Issuer. The Issuer shall replace certificates that become destroyed, stolen, or lost at the holder’s expense upon delivery to the Issuer of reasonably satisfactory evidence that the certificate has been destroyed, stolen, or lost, together with any indemnity that may be reasonably required by the Issuer.

12.            Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges, or voting powers or relative, participating, optional, or other special rights, qualifications, limitations, or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

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